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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                                  * * * * * *


          Boots & Coots International Well Control, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:


          FIRST: That the Board of Directors of Boots & Coots International Well Control, Inc., at a meeting duly called and held on November 12, 1997, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment is as follows to replace Article V, subsection (c) of the Certificate of Incorporation in its entirety:


(c) At any annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Article V. To be properly brought before an annual meeting business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors,
    (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided; however, that in the event that less than 70 days' prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting
    (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. To be properly brought before a special meeting of stockholders, business must have been specified in the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this
    Article V. The
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    Chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article V, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.


          SECOND: That a meeting and vote of stockholders, was duly called, noticed and held on December 8, 1997 and at such meeting amendment was duly adopted by the holders of a majority of the issued and outstanding Common Stock in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. This Certificate of Amendment of Certificate of Incorporation shall be effective upon its filing date.

          IN WITNESS WHEREOF, said Boots & Coots International Well Control, Inc., has caused this certificate to be signed by Larry Ramming, its Chief Executive Officer, this 8th day of December, 1997.

                              Boots & Coots International Well Control, Inc.,



                              By: /s/ Brian Krause
                                 -----------------------------
                                    Brian Krause, President

       Subscribed and sworn to before me this 8th day of December, 1997.


                                 Shirley Pearce

                                 Notary Public in and for
                                 Harris County, State of Texas